Exhibit 10.8

Licensing Services Agreement

This Licensing Services Agreement is entered into this 10th day of July, 2008 between Balthaser Online, Inc. (“BOI”), Quest Patent Research Corporation (“Quest”), and Dickstein Shapiro LLP (“DS”).

WHEREAS, BOI has contemporaneously herewith entered into a certain Patent Investment Agreement (the “PIA”) between and among BOI, Neil Balthaser, Juridica Investments Limited (“JIL”) and Quest concerning and related to U.S. Patent No. 7,000,180 ) (“180 Patent”), the terms of which are incorporated herein by this reference (with capitalized terms in this Agreement having the meanings ascribed in the PIA, unless this Agreement assigns a different meaning thereto), and

WHEREAS, BOI, Quest, and DS are desirous of entering into a separate agreement providing for the performance by Quest of certain services related to developing and maintaining a licensing program for the ‘180 Patent,

NOW THEREFORE, BOI, Quest, and DS agree as follows:

1.   BOI agrees that Quest shall be paid, solely out of the Facility provided by JIL under the PIA and/or from available funds in the Escrow Account referred to in the PIA (hereinafter referred to as “the escrow”), certain fees as indicated below in consideration for performing services related to building a licensing program to obtain non-exclusive licenses for the ‘180 Patent. These services (the “Services”) shall be performed solely at the direction of DS or other lead counsel on behalf of BOI and shall include, but are not limited to: monitoring and analysis of the relevant markets; identifying revenues and market shares of prospective infringers; when directed by DS or other lead counsel on behalf of BOI, communicating with prospective licensees, analyzing sales revenues of accused infringers in order to formulate licensing proposals; and providing litigation support in connection with developing the damages case against Alleged Infringers. It is further acknowledged that Quest began performing these services in or about March, 2008 and has continued to perform these services for the benefit of BOI, and the other parties to the PIA in helping to develop licensing strategies for the ‘180 Patent. Quest has also brought BOI and Juridica Investments Limited together to facilitate the Patent Investment Agreement.

2.    In consideration for Quest's past, present and ongoing services to BOI, Quest shall receive the following: (i) the sum of $150,000, to be paid in cash at closing by JIL out of the Facility as a Litigation Cost, and (ii) in addition to such sum, the sum of $7,500 per month ("Monthly Fees") to be paid as a consulting fee to Quest (as a further disbursement for Litigation Costs) by DS, with approval for such disbursements out of the JIL Facility and/or out of the escrow being hereby authorized by BOI and JIL up to but not exceeding a total of $250,000 in monthly payments (which shall be an absolute cap on all additional disbursements to Quest); and (iii) an irrevocable entitlement to a distribution of a percentage of all proceeds generated by the '180 Patent as set forth in the PIA for the remaining life of the Patent, regardless of whether those proceeds are derived from litigation, settlement, licensing or otherwise (except for those proceeds received by or through the retained rights by BOI for Pro:Fx). Quest's distribution percentage shall be in accordance with the percentages set forth in Schedule A to the Patent Investment Agreement. The PIA contemplates that New Litigation may be undertaken by BOI under the PIA as well. In the event that the parties decide to pursue such New Litigation, Quest shall have a right of first refusal to provide services to BOI on substantially the same terms and conditions as provided hereunder,(subject, at all times, to the absolute cap on Monthly Fees set out above. If it does elect to provide those services, it shall execute a new Services Agreement with terms substantially similar to this Agreement and shall, with respect to the New Litigation, receive its cash payments from a financing facility like the one provided by JIL and shall remain entitled to receive its full distribution percentage as set forth in the PIA at Schedule A with respect to the initial Litigation. If Quest is unable to or decides not to provide such services, it shall not be entitled to receipt of cash payments, but shall remain entitled to receipt with respect to Patent Proceeds derived from the New Litigation of 50% of the Quest Percentage described in the PIA, with the other 50% percentage distribution from the New Litigation to revert to BOI. This irrevocable percentage of all proceeds generated by the '180 Patent shall be reduced by 50% only in the event that in the New Litigation Quest refuses or is unable to continue to perform the same or similar services for BOI's benefit as those services described in this document. No other reduction of Quest's percentage of distribution from Patent Proceeds is contemplated by the parties. Under no circumstances shall either BOI or any of its officers, directors, or affiliates be responsible or liable for payment to Quest of any cash payments, reimbursement of expenses, or payments of a distribution percentage with respect to Patent Proceeds, as Quest shall look solely to the JIL Facility and/or the escrow for payment of any and all amounts owed it, whether hereunder or under the NA.

3.    Quest shall provide its services in accordance with and subject to, and Quest shall be bound by the promises of confidentiality contained in, the PIA and in any Nondisclosure Agreements executed by the parties hereto or to the PIA. The results of such services shall all constitute "work product".

4.    This Agreement, together with the PIA, constitutes the entire understanding and agreement between the parties relating to the Services provided by Quest and supersedes any and all prior agreements, whether written or oral, that may exist between or among the parties regarding the Services. This Agreement may be amended only by a written instrument signed by each party. It may be signed in counterparts. This Agreement shall be governed by, construed and interpreted in accordance with the laws of the State of New York, without giving effect to any choice of law rules that may direct the application of the laws of any other jurisdiction. Venue for any legal action shall be either state or federal court sitting in New York, New York. The waiver by one party of any breach of this Agreement, or the failure by one party to enforce at any time, or for any period of time, any of the terms and conditions of this Agreement, shall be limited to the particular instance and shall not operate or be deemed to waive any future breaches of this Agreement and shall not be construed to be a waiver of any other provision. This Agreement shall not be assigned by either party without first obtaining the prior written consent of the other party, which consent shall not be unreasonably withheld. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and assigns.

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date set forth above.

SIGNED:

Balthaser Online, Inc.		Quest Patent Research Corporation

By:	/s/ Neil Balthaser	By:	/s/ Jon Scaill
Title:	President	Title:	President & COO
Date:	July 11, 2008	Date:	7/11/08

Agreed:

Dickstein Shapiro LLP

By:
Title:	Partner
Date:	7/10/08